                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
                         ______________________________



                                    Form 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

                                April 14, 1999
                         ------------------------------
                                Date of Report
                       (Date of earliest event reported)


                                AVT CORPORATION
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

      Washington                        0-25186                 91-1190085
-----------------------------    ---------------------     ---------------------
(State or other jurisdiction     (Commission File No.)        (IRS Employer
of incorporation)                                           Identification No.)

                                     11410 N.E. 122nd Way
                                 Kirkland, Washington  98034
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                 (Address of principal executive offices, including zip code)

                                (206) 820-6000
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             (Registrant's telephone number, including area code)



                                                                     Page 1 of 3
                                                         Exhibit Index on Page 4
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Item 2.   Acquisition or Disposition of Assets

     On April 14, 1999, AVT Corporation (the "Company") acquired MediaTel Corporation, a Delaware corporation ("MediaTel"), pursuant to an Agreement and Plan of Merger dated as of April 13, 1999 (the "Merger Agreement") among the Company, MediaTel and Goldengate Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition Sub"). Pursuant to the Merger Agreement, Acquisition Sub was merged into MediaTel, and MediaTel became a wholly owned subsidiary of the Company. The shareholders of MediaTel received an aggregate of approximately 1,603,700 shares of the Company's common stock (10% of which was deposited into an escrow account). In addition, the Company assumed all outstanding options to purchase MediaTel shares, which will be exercisable for approximately 291,700 shares of the Company's common stock. The shares deposited into the escrow account will be available to compensate the Company for certain losses that it may incur as a result of breaches of representations and warranties and other agreements by MediaTel. The escrow will terminate in approximately one year, at which time any shares which have not been claimed by the Company for losses will be distributed to the MediaTel shareholders. The total transaction is valued at approximately $48 million.

     Pursuant to the Merger Agreement, the Company also entered into a Registration Rights Agreement with the shareholders of MediaTel pursuant to which the Company will, within 30 days of the closing of the Merger, file a resale Registration Statement on Form S-3 covering the shares of the Company's common stock issued to the MediaTel shareholders at the closing of the merger.

     MediaTel is a leading partner for corporations which are re-engineering their workflow to incorporate electronic commerce. MediaTel is the premier U.S. provider of out-sourced electronic document delivery services to businesses which frequently send business-critical information to other businesses. MediaTel provides its more than 2,000 corporate customers with the ability to deliver high volume, business-critical information in a faster, more reliable and more cost-effective manner than could otherwise be done internally or by other means. MediaTel's sales for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 were $6.9 million, $9.7 million, $14.6 million, $18.9 million and $21.9 million, respectively, and its operating income was $.5 million, $.5 million, $1.1 million, $2.6 million, and $3.9 million, respectively. MediaTel's net income was $.2 million, $.2 million, $.7 million, $1.6 million, and $2.5 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively.

     There were no relationships prior to the merger between MediaTel or any of its shareholders and the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer.

                                                                          Page 2
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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a)    Financial Statements of Business Acquired

        It is impracticable to include any of the required financial statements of MediaTel on the date this report is filed. Accordingly, such financial statements will be filed as soon as practicable and not later than 60 days of the date on which this Form 8-K must be filed in accordance with paragraph (4) of Item 7(a) of Form 8-K.

        (b)    Pro Forma Financial Information

        It is impracticable to include any of the required pro forma financial information on the date this report is filed. Accordingly, the pro forma financial information will be filed as soon as practicable and not later than 60 days of the date on which this Form 8-K must be filed in accordance with paragraph (2) of Item 7(b) of Form 8-K.

        (c)    Exhibits

        Exhibit Number         Description
        --------------         -----------

        10.1 Agreement and Plan of Merger among AVT Corporation, MediaTel Corporation and Goldengate Acquisition Corp., dated as of April 13, 1999

        10.2 Registration Rights Agreement among AVT Corporation and the shareholder of MediaTel Corporation, dated as of April 14, 1999

        10.3 Escrow Agreement and Indemnification Agreement among AVT Corporation, Sanjeev Malaney, as Securityholder Agent, and ChaseMellon Shareholder Services, LLC, as escrow agent, dated as of April 14, 1999


                                   SIGNATURE

        Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               AVT Corporation


                                               By /s/ Roger Fukai
                                                  ---------------------------
Dated:  April 14, 1999                            Roger Fukai, Chief Financial
                                                    Officer


                                                                          Page 3
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                               INDEX TO EXHIBITS


Exhibit
-------
Number       Description
------       -----------

10.1         Agreement and Plan of Merger among AVT Corporation,
             MediaTel Corporation and Goldengate Acquisition Corp., dated as of April 13, 1999

10.2 Registration Rights Agreement among AVT Corporation and the shareholders of MediaTel Corporation, dated as of April 14, 1999

10.3 Escrow Agreement and Indemnification Agreement among AVT Corporation, Sanjeev Malaney, as Securityholder Agent, and ChaseMellon Shareholder Services, LLC, as escrow agent, dated as of April 14, 1999


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